                                    EXHIBIT B

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of August 30, 2005 (this "Agreement"), between:

(1) Mr. Jung Ryool Kim, Ms. Ji Young Kim, Mr. Young Joon Kim and Ms. Ji Yoon Kim, all being individuals residing in Korea (the "Sellers"); and

(2)  EZER Inc., a Japanese corporation (the "Buyer").

                                    RECITALS

A. GRAVITY Co., Ltd., a Korean corporation (the "Company"), is a developer and distributor of online games whose principal product is Ragnarok Online.

B. The Sellers currently own in aggregate 3,396,671 (48.9%) shares of the common stock of the Company and will acquire prior to the Closing Date another 243,948 (3.5%) shares of the common stock of Company (such 3,640,619 shares being collectively referred to as the "Shares").

C. The Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, IT IS AGREED:

     1.   Sale and Purchase.

     1.1 Agreement to Sell and to Purchase. On the Closing Date (defined below) and upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell and deliver the Shares to the Buyer, and the Buyer shall purchase and accept the Shares from the Sellers. Any obligations of the Sellers under this Agreement (including but not limited to the obligation to sell and deliver the Shares pursuant to this Section 1.1) shall be joint and several, and Mr. Jung Ryool Kim shall jointly and severally guarantee the performance of the other Sellers under this Agreement.

     1.2 Closing. The closing of such sale and purchase (the "Closing") shall take place at 10:00 a.m., Korea standard time, on August 30, 2005, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the main office of the Company or at such other place as the parties hereto shall agree in writing. At the Closing, the Sellers shall deliver to the Buyer stock certificates representing the Shares. In full consideration and exchange for the Shares, the Buyer shall pay the Purchase Price in the manner contemplated in Section 1.3.

Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be 40 billion yen, which shall be payable on the Closing Date. Payment of the Purchase Price shall be made by bank wire transfer of immediately available funds to the bank in Woori Bank account (branch: Apgujeong-Yeok; account number: 1081-900-245991, account name: Jung Ryool Kim).

     2.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant as follows:

     2.1 Title to the Shares. The Sellers will have at the Closing valid and marketable title to all the Shares, free and clear of any liens, claims, charges, security interests, limitations or restrictions. The Sellers are not subject to any rights of a third party to purchase any Shares.

     2.2 Validity of Agreements. This Agreement, when executed by the Sellers, will constitute the valid and legally binding obligations of the Sellers, enforceable in accordance with its terms and conditions.

     2.3 No Conflict or Violation. The execution, delivery and performance by the Sellers of this Agreement does not and will not violate or conflict with any provision of the organizational documents of the Company and does not and will not violate any provision of law, or any order, judgment or decree of any governmental authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Sellers or the Company is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Company, nor will result in the cancellation of any of the licenses, permits or approvals applicable to the Company; provided, however, that this Section 2.3 shall not apply if the breach or default to any agreement to which the Company is a party, or the cancellation of the licenses, permits or approvals has no material adverse effect on operations or financial condition of the Company.

     2.4 Consents and Approvals. Except for the report on acquisition of shares to be filed with a foreign exchange bank pursuant to the Foreign Investment Promotion Law of Korea, the business combination report to be filed with the Fair Trade Commission of Korea pursuant to the Monopoly Regulation and Fair Trade Act of Korea, and Schedule 13D to be filed with the Securities and Exchange Commission of the United States ("SEC") pursuant to the U.S. Securities Exchange Act, no consent, waiver, authorization or approval of or filing or registration with any governmental authority is required in connection with the execution and delivery of this Agreement by any of the Sellers or the performance by any of the Sellers of their obligations hereunder.

     2.5 Absence of Undisclosed Liabilities. The cash (including cash equivalents) and debt shown in the financial statements of the Company for the first semiannual period ended June 30, 2005 on Form 6-K as filed with SEC on August 22, 2005 present fairly the status of the cash (including cash equivalents) and debt of the Company as of such date. Since June 30, 2005, the Company has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, net income or financial condition of the Company (for the cash (including cash equivalents) and debt of the Company, there has not been a decrease or increase of more than 5%).

     2.6 Intellectual Properties. All copyrights, trademarks, service marks, rights in internet web sites and internet domain names, trade secrets and proprietary know-how (either registered, applied for, or common law), including without limitation, with respect to Ragnarok Series (the "Intangible Assets"), are duly owned by the Company free and clear of all liens. Except as set forth in Schedule 2.6, there is no restriction affecting the Company's use of any of the Intangible Assets. The Company's rights in each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other person, firm or corporation.

     2.7  Survival. Each of the representations and warranties set forth in this
Section 2 shall be deemed represented and made by the Sellers at the Closing as if made at such time and shall survive the Closing.

     3. Representations and Warranties of Buyer. The Buyer hereby represents and warrants as follows:

     3.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

     3.2 Authorization and Validity of Agreements. The Buyer has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement, when executed by the Buyer, will constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

     3.3 No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement do not and will not violate or conflict with any provision of the organizational documents of the Buyer, and do not and will not violate any provision of any agreement or instrument to which the Buyer is a party or by which it is bound, or of any order, judgment or decree of any governmental authority to which the Buyer is subject.

     3.4 Consents and Approvals. Except for the report on acquisition of shares to be filed with a foreign exchange bank pursuant to the Foreign Investment Promotion Law of Korea, the business combination report to be filed with the Fair Trade Commission of Korea pursuant to the Monopoly Regulation and Fair Trade Act of Korea, and Schedule 13D to be filed with the Securities and Exchange Commission of the United States pursuant to the U.S. Securities Exchange Act, no consent, waiver, authorization or approval of or filing or registration with any governmental authority is required in connection with the execution and delivery of this Agreement by the Buyer or the performance by the Buyer of its obligations hereunder.

     4.   Additional Covenants.

     4.1 Certain Changes and Conduct of Business. From and after the date of this Agreement and to and including the extraordinary shareholders' meeting to be convened pursuant to Section 4.4, the Sellers will not, except as required or permitted pursuant to the terms hereof, permit the Company to conduct its business other than in the ordinary course consistent with past practices.

     4.2 Access to Properties and Records. To the extent permitted by applicable laws and regulations, the Sellers shall afford, and shall cause the Company to afford as a shareholder of the Company, to the Buyer and the Buyer's accountants, counsel and representatives access during normal business hours, immediately after the date hereof to and including the Closing Date, to the Company's properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to the Buyer all other information concerning the Company's business, properties and personnel as the Buyer may reasonably request, provided that the Buyer shall enter into a confidentiality agreement in advance with the Company in a form reasonably satisfactory to the Company.

     4.3 Acquisition of Shares. As soon as practicable after the date hereof, Mr. Jung Ryool Kim will purchase prior to Closing all shares of the Company currently held by Rhoceo Co., Ltd. ("Rhoceo") and will, in connection therewith, disclose to Rhoceo the terms of the premium to be received by the Sellers in connection with its sale of the Shares to the Buyer.

     4.4 Directors of Company. The Sellers shall take necessary action to cause the Company to convene an extraordinary shareholders' meeting immediately after Closing but in no event later than September 21, 2005, or any other date to be agreed upon by the parties, for the purpose of electing directors of the Company nominated by the Buyer, and the Sellers shall issue, and shall cause Rhoceo to issue, a proxy to the Buyer so that it may participate in the extraordinary shareholders' meeting. Mr. Jung Ryool Kim shall resign, and shall cause the independent directors of the Company to resign, as directors of the Company immediately prior to such extraordinary shareholders' meeting. Immediately after the Closing, the Sellers shall cause the Company to retain one or two persons designated by the Buyer as counsel who shall have the right to stay with the Company on a full-time basis, and to observe the business decisions and the daily operations of the Company.

     4.5  No Interference; Nonsolicitation.

     (a) No Interference. After the Closing Date, the Buyer and the Sellers shall maintain cooperative relationship with each other and with the Company in order to promote the success of the Company. In this Section 4.5, the "Company" shall include its successors to its business.

     (b) Nonsolicitation; No Impairment. For a period of three years after the Closing Date, the Sellers shall not, directly or indirectly:

          (i) cause, induce or attempt to cause or induce any licensee, franchisee, employee or consultant of the Company to cease doing business with the Company;

          (ii) cause, induce or attempt to cause or induce licensee, franchisee, employee or consultant of the Company on the Closing Date or within the year preceding the Closing Date to cease doing business with the Company;

          (iii) hire, retain or attempt to hire or retain any employee of the Company, as long as six (6) months have not passed since such employee retired from the Company;

          (iv) directly or indirectly engage in any business of distribution or development of any products distributed or being developed by the Companies as of the Closing Date (the "Products"); or

          (v) directly or indirectly engage in any business to intentionally and materially impair, prevent or restrain the distribution and development of the Products.

     4.6 Further Assurances. Upon the request of the Buyer at any time after the Closing Date, the Sellers will forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may reasonably request in order to perfect title of the Buyer to the Shares or otherwise to effectuate the purposes of this Agreement.

     5. Conditions to Obligations of Buyers. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

     5.1 Representations and Warranties of Sellers. All representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Sellers on and as of such date.

     5.2 Performance of Sellers' Obligations. The Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

     5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental authority and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, including without limitation approval under the Korean Foreign Investment Promotion Law, shall have been duly obtained and shall be in full force and effect on the Closing Date.

     6. Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

     6.1 Representations and Warranties of Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date.

     6.2 Performance of Buyer's Obligations. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

     6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental authority and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, including without limitation approval under the Korean Foreign Investment Promotion Law, shall have been duly obtained and shall be in full force and effect on the Closing

Date.

     7.   Indemnification.

     7.1 Coverage. Each Party ("Indemnifying Party") shall indemnify and fully defend, save and hold the other Party ("Indemnified Party") harmless if the Indemnified Party shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees), claim or cause of action arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all Events of Breach. As used herein, "Event of Breach" shall be and mean any one or more of the following:

     (a) any untruth or inaccuracy in any representation of the Indemnifying Party or the breach of any warranty of the Indemnifying Party in this Agreement; or

     (b) any failure of the Indemnifying Party duly to perform or observe any covenant or agreement to be performed or observed by it under this Agreement.

     7.2 Procedures. If an Event of Breach occurs and the Indemnified Party asserts that the Indemnifying Party has become obligated to the Indemnified Party pursuant to Section 7.1, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party. The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible.

     8.   Miscellaneous Provisions.

     8.1 Publicity. Neither the Sellers nor the Buyer shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions without the consent of the other party. Notwithstanding the foregoing, in the event any such press release or announcement is required by applicable law or stock exchange regulation to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement. Moreover, the Sellers and the Buyer shall coordinate the timing of filing the Schedule 13D with respect to the transactions contemplated in this Agreement with SEC; further, the Sellers shall not file Schedule 13D with respect to the transactions contemplated in this Agreement without prior written consent from the

Buyer; provided, however, that such consent shall not be unreasonably delayed or withheld by the Buyer. For the purpose of this Agreement, "Affiliate" shall mean, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person.

     8.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

     8.3  Investment Bankers, Financial Advisors, Brokers and Finders.

     (a) The Sellers indemnify and agree to defend and hold the Buyer and the Company harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Buyer or the Company by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Sellers.

     (b) The Buyer indemnifies and agrees to save and hold the Sellers and the Company harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers or the Company by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Buyer or its Affiliate.

     8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. No fees, costs or expenses shall be borne by the Company.

     8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile (with appropriate confirmation of receipt) to the parties at the following addresses:

     (a)  If to the Buyer, to:

          EZER Inc.,
          4-20-19, Minami-Aoyama

          Minato-ku, Tokyo, Japan
          Attention: Mr. Nichiei Ryu

          with a copy to:

          Kim and Chang
          Northgate Building
          66 Jeokseon-dong, Jongno-gu
          Seoul, Korea
          Attention: Mr. Chang-Hyeon Ko, Esq.

     (b)  If to the Sellers, to:

          Sunkyung Apt 3-1006
          506, Daichi-dong, Gangnam-gu
          Seoul, Korea
          Attention: Mr. Jung Ryool Kim

          with a copy to:

          Bae, Kim and Lee
          Hankook Tire Bldg.
          647-15 Yoksam-dong, Gangnam-gu
          Seoul, Korea
          Attention: Ri-Bong Han

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this
Section 8.6 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.6.

     8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein.

     8.7 Waivers and Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     8.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

     8.9  Titles and Headings. The Section headings and the Table of

Contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     8.11 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of Korea without giving effect to the choice-of-law provisions thereof. All disputes arising out of or in connection with this Agreement and the transactions contemplated hereby shall be finally settled in Singapore under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three (3) arbitrators appointed in accordance with the Rules. Arbitration shall be conducted in the English language.

     8.12 Termination. In addition to the remedies available to either Party pursuant to Section 7.1, the obligation of the Parties to consummate the purchase and sale contemplated hereby may be terminated and abandoned at any time on or before the Closing Date by:

     (a)  The mutual agreement of the Buyer and Mr. Jung Ryool Kim;

     (b) the Buyer or Mr. Jung Ryool Kim, if there has been a material breach by the other Party (Buyer, if the terminating party is Mr. Jung Ryool
          Kim) of any of its representations, warranties or covenants set forth in this Agreement; or

     (c) a Party, if the Closing has not occurred by September 30, 2005 and the reason for Closing not having occurred is due to one or more conditions, obligations, covenants or agreements of the other Party not having been fulfilled, waived or performed by such date.


                         [no further text on this page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                  /s/ Jung Ryool Kim
                                            ------------------------------------
                                                      Jung Ryool Kim


                                                  /s/ Jung Ryool Kim
                                            ------------------------------------
                                                      Ji Young Kim
                                                      by: attorney-in-fact


                                                  /s/ Jung Ryool Kim
                                            ------------------------------------
                                                      Young Joon Kim
                                                      by: legal representative


                                                  /s/ Jung Ryool Kim
                                            ------------------------------------
                                                      Ji Yoon Kim
                                                      by: legal representative


                                            EZER Inc.



                                            By: /s/ Nichiei Ryu
                                                -------------------------------
                                                Name: Nichiei Ryu
                                                Title: President